Exhibit 10.7

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Separation Agreement”) is entered into by and between VICTOR PYNN (“Employee”), and TRX INC., a Georgia corporation (“TRX”), effective as of the Effective Date as defined herein.

WHEREAS, Employee has been an employee of TRX pursuant to an employment agreement dated April 5, 2004, as amended on April 27, 2005 and as further amended on December 12, 2008 (collectively the “Employment Agreement”); and

WHEREAS, Employee desires to terminate his employment relationship with TRX, and TRX has agreed to such termination; and

WHEREAS, Employee and TRX wish to memorialize in writing the terms upon which the employment relationship is being terminated;

THEREFORE, Employee and TRX agree as follows:

1. Termination of Employment. Employee’s employment with TRX shall end effective February 2, 2009 (the “Termination Date”).

2. Compensation and Benefits.

(a) Severance payments. If Employee executes the General Release attached as Exhibit A on or after the Termination Date (but no later than 30 days after the Termination Date), TRX shall pay to Employee severance pay in the total amount of Fifty-Four Thousand Five Hundred and Twenty Dollars ($54,520.00), less applicable tax withholdings, representing a continuation of Employee’s current base salary from the Termination Date through April 5, 2009. For compliance with Section 409A of the Internal Revenue Code of 1986, because Pynn is a “specified employee” of TRX for purposes of Code Section 409A, no severance pay amounts shall be paid to Pynn before the date that is six (6) months following the Termination Date. On the date that is six (6) months following the Termination Date, Pynn shall be paid a lump sum amount representing the amounts that would have been paid under this section during the 6-month delay period up through April 5, 2009 but for the delay provision.

(b) Health insurance. Employee’s health insurance coverage shall continue through the Termination Date. Thereafter, Employee shall be eligible for COBRA continuation of Employee’s health insurance coverage at Employee’s own expense to the extent required by law and permitted by the applicable health insurance plan or policy.

(c) Automobile Allowance. If Employee executes the General Release attached as Exhibit A on or after the Termination Date (but no later than 30 days after the Termination Date), TRX will pay to employee two monthly payments of $1,000 each, less applicable tax withholdings, in lieu of his automobile allowance. These payments shall be paid to Employee in a lump sum amount on the date that is six (6) months following the Termination Date.

(d) Paid Time Off (PTO). On the date that is six (6) months following the Termination Date, TRX shall pay to Employee a payment for any accrued but unused PTO time, less applicable tax withholdings. Employee shall not be entitled to any additional pay for unused holidays.

(e) Stock options. Any stock options previously granted to Employee shall be governed by the terms of the applicable stock option agreement and stock option plan.

(f) Other compensation and benefits. Except as otherwise expressly stated herein, all employee benefits provided by TRX shall cease as of the Termination Date. Employee acknowledges that he shall not be entitled to any salary, bonuses, or other compensation or benefits other than those expressly stated in this Separation Agreement. Notwithstanding the foregoing, if the TRX Board of Directors approves a bonus to be paid out to Employee specifically (or to a class of employees of TRX that would have included Employee, such as senior executives of TRX, had he still been within the employ of TRX, pro rated for his length of time in such class during 2008) under the TRX Executive Annual Incentive Plan (“EAIP”) for 2008, to the extent that Employee was otherwise eligible for such a bonus under the EAIP and under the terms of his employment contract as of the Termination Date, this sub-section (f) shall not preclude Employee from receiving such bonus. To the extent any such bonus is due to Employee in accordance with this sub-section, such bonus shall be paid to Employee on the date that is six (6) months following the Termination Date.

3. Release. As a condition precedent to Employee receiving the separation payments described in sections 2(a), 2(b) and 2(c), Employee must execute a release, in substantially the form attached hereto as Exhibit A (the “Release”). The Release shall be signed by Employee no earlier than the Termination Date (but no later than 30 days after the Termination Date).

4. Representations by Employee.

(a) Employee represents and warrants to the TRX Parties that Employee has read this Separation Agreement and fully understands the effect hereof, that Employee executes this Separation Agreement of Employee’s own free will and accord for the consideration set forth herein, and that Employee is not relying on any representations whatsoever of TRX, other than those set forth herein, as an inducement to enter into this Separation Agreement.

(b) Employee has had the opportunity to discuss this Separation Agreement with an attorney if Employee so chooses, and Employee has been encouraged by TRX to do so.

(c) Employee further represents and warrants to the TRX Parties that no litigation or other proceeding has been filed or is pending by the Employee Parties against the TRX Parties; that no person or entity other than Employee has or has had any interest in the matters released herein; that Employee has the sole right, capacity, and exclusive authority to execute this Separation Agreement; and that Employee has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released in the Release.

5. Attorney’s fees. In any subsequent litigation or other proceeding to enforce the terms of this Separation Agreement, whether initiated by Employee or TRX, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs, expert witness fees and costs, and court costs, from the other party. The reimbursement of any such fees and costs shall be paid no later than March 15 of the year following the calendar year during which the other party is finally determined to be the prevailing party by the court or other tribunal.

6. Restrictive Covenants.

(a) Return of Property. Employee hereby represents and warrants that, no later than the Termination Date, Employee has or will have returned to TRX all documents or other property (including copies thereof) of any nature which relate to or contain information concerning TRX or the TRX Parties, or its or their customers and business associates, as well as any other equipment or property belonging to TRX.

(b) Nondisparagement. For a period of two (2) years following the Termination Date (such period referred to as the “Restricted Period”), Employee will not make any statements that are derogatory or disparaging towards TRX or its management, products, or services.

(c) Confidentiality. Employee acknowledges and agrees that, during Employee’s employment with TRX, Employee has been exposed to substantial amounts of confidential and valuable information relating to the business of TRX and TRX’s products, services, intellectual property, customers, and employees. During the Restricted Period, Employee shall not, directly or indirectly, for Employee’s own benefit or for the benefit of any person or entity other than TRX, use or disclose any information relating to the business of TRX that is not generally known to the public. The confidentiality restriction contained in this paragraph shall be in addition to (and not in limitation of) all protections of trade secrets that may be granted by applicable state or federal law.

(d) Covenant Not to Compete with TRX. Employee agrees that during the Restricted Period, Employee shall not, directly or indirectly, expressly or tacitly, for himself or on behalf of any entity anywhere within the United States, act as an officer, manager, advisor, executive, controlling shareholder, or consultant to any business in which his duties at or for such business include oversight of or actual involvement in providing services, which are competitive with the services or products being provided or which are being produced or developed by TRX or its related entities (as defined below) in an effort in which Employee is or was involved, or are under investigation by TRX on the Termination Date (a “Competing Entity”); or (ii) become employed by a Competing Entity in any capacity which would require Employee to carry out, in whole or in part, the duties Employee has performed for TRX or its related entities, which are competitive with the services or products being provided or which are being produced or developed by TRX or its related entities, or are under active investigation by TRX or its related entities as of the Termination Date. For purposes of this Agreement, related entities include the following TRX entities: TRX Data Services, Inc., TRX Technology Services, LP, TRX Fulfillment Services, LLC, and TRX Europe, Ltd, (collectively the “Related Entities”). Notwithstanding the provisions of this sub-paragraph (d), to the extent that Employee is employed by Amadeus North America or an affiliate thereof in a position involving sales of information technology services, such employment shall not be deemed to violate the provisions of this sub-paragraph or of Section 7(c) of the Employment Agreement.

(e) Nonsolicitation of Customers. During the Restricted Period, Employee shall not, directly or indirectly, for Employee’s own benefit or for the benefit of any person or entity other than TRX, solicit any Restricted Customer for the purpose of offering or providing products or services similar to or competitive with those offered by TRX as of the Effective Date. For purposes of this paragraph, the term “Restricted Customer” shall mean any customer or actively sought prospective customer of TRX with whom Employee had material business contact on behalf of TRX during the twelve months preceding the Termination Date. Notwithstanding the provisions of this sub-paragraph (e), to the extent that Employee is employed by Amadeus North America or an affiliate thereof in a position involving sales of information technology services, such services shall not be deemed similar to or competitive with those offered by TRX as of the Effective Date, and, for purposes of Section 7(d) of the Employment Agreement, shall not be deemed to be the selling of a product or service that competes with the business of providing technology products and services relating to the travel industry.

(f) Nonsolicitation of Employees. During the Restricted Period, Employee shall not, directly or indirectly, expressly or tacitly, for Employee’s own benefit or for the benefit of any person or entity other than TRX, solicit, encourage, or induce or attempt to solicit, encourage, or induce any person employed by TRX to cease his or her employment relationship with TRX, regardless of whether such person is a full-time employee or a temporary employee of TRX, whether or not such person’s employment is pursuant to a written agreement, and whether such person’s employment is for a determined period or is at-will.

7. No Admission of Liability. This Separation Agreement shall not be construed as an admission of liability by TRX or an admission that TRX has acted in any way wrongfully towards Employee. The parties specifically deny and disclaim any such liability or wrongful conduct.

8. Confidentiality of Separation Agreement. Employee will treat the terms of this Separation Agreement as confidential and will not disclose the terms of this Separation Agreement to anyone except Employee’s spouse, attorney, accountant or financial advisor, or except as may be required by law or agreed to in writing by TRX. Employee shall notify Employee’s spouse, attorney, accountant and/or financial advisor of the confidential nature of this Separation Agreement.

9. Severability. In the event any portion or clause of this Separation Agreement is deemed invalid or unenforceable in a court of law, the remainder of the Separation Agreement shall be severed from the invalid or unenforceable portion.

10. Entire Agreement. Any prior agreement (whether written or oral) between the parties with respect to the subject matter of this Separation Agreement is null and void, as this Separation Agreement expresses the entire agreement of the parties with respect to its subject matter. This Separation Agreement may only be modified in writing signed by both parties.

11. Counterparts. This Separation Agreement may be signed in multiple counterparts, each of which shall be deemed an original for all purposes.

12. Governing Law. This Separation Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia.

WITNESS the execution of this Separation Agreement effective as of the date of Employee’s signature below (the “Effective Date”):

TRX, INC.

By:	/s/ David D. Cathcart
David D. Cathcart
Chief Financial Officer

/s/ Victor Pynn
EMPLOYEE

Feb. 13/09
Date of signature

EXHIBIT A

Release

This Release is entered into as of the date of the signature below of VICTOR PYNN (“Employee”), and shall be effective on the eighth day following the date of signature.

Except as to claims arising out of promises and obligations of TRX Inc. (“TRX”) under the Separation Agreement between Employee and TRX, Employee, on behalf of himself/herself and Employee’s spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on Employee’s behalf (collectively, “Employee Parties”), does hereby irrevocably and unconditionally release, acquit and forever discharge TRX and its subsidiaries, affiliates, directors, officers, employees, partners, agents, representatives, predecessors, successors, assigns, insurers, and attorneys, specifically including TRX Fulfillment Services, LLC, TRX Technology Services, L.P., TRX Data Services, Inc., TRX Europe Ltd, TRX Germany GmbH, and TRX Technologies India Private Limited (collectively, the “TRX Parties”), from any and all actions, causes of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, including but not limited to claims which the Employee Parties have or have had against the TRX Parties by reason of, arising out of, related to, or resulting from Employee’s employment with TRX or the termination thereof.

The claims released herein specifically include, but are not limited to, any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim for defamation or other intentional or negligent conduct, and any claim arising under federal, state, or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination or harassment. This release specifically includes any claim which the Employee Parties have or have had under Georgia state law or other applicable state law regarding employment discrimination or wages; Title VII of the Civil Rights Act of 1964; the civil rights statute known as 42 U.S.C. § 1981; the Equal Pay Act; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Family and Medical Leave Act (including any reinstatement rights thereunder); the Uniformed Services Employment and Reemployment Rights Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the anti-retaliation provisions of the Sarbanes-Oxley Act or any other federal or state law regarding whistleblower retaliation; the Fair Credit Reporting Act; and the Employee Retirement Income Security Act. This release does not apply to (a) workers compensation or unemployment benefit claims; (b) claims arising after the date of Employee’s signature below; or (c) Employee’s entitlement to vested benefits under any TRX employee benefit plan. This release does not prohibit Employee from communicating with the Equal Employment Opportunity Commission or any other governmental agency, provided that Employee does not seek personal relief from any such agency based upon any claim released herein.

Employee has been advised by TRX to discuss this Release with an attorney, and Employee has had the opportunity to do so. Employee covenants and agrees that he/she has been given at least twenty-one (21) days to contemplate the terms of this Release before executing it. Further, after execution of this Release, Employee has seven (7) days to revoke it by delivering written notice to Kimberly Hiler at TRX’s headquarters office of the decision to revoke this Release. If Employee delivers such written notice of revocation within the seven-day revocation period, this Release shall be entirely null and void, and Employee shall be entitled to no further payments under Section 2 of the Separation Agreement and shall be required to return to TRX any payments already made by TRX under Section 2 of the Separation Agreement.

This Release shall be executed no earlier than the last day of Employee’s employment by TRX (but no later than 30 days after the last day of Employee’s employment), and shall be transmitted to Kimberly Hiler at TRX’s headquarters office upon signature.

/s/ Victor Pynn
Employee’s signature

Victor Pynn
Employee’s name (printed)

Feb 13/09
Date of signature